EXHIBIT 16


March 26, 2002


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Dear Sir/Madam:

We have read paragraphs one through four of Item 4 included in the Form 8-K dated March 22, 2002 of Southern Indiana Gas and Electric Company filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


Arthur Andersen LLP


cc:      Jerome A. Benkert, Jr.
         Executive Vice President, Chief Financial
             Officer, and Treasurer
         Southern Indiana Gas and Electric Company